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                           EXHIBITS 5.1 AND 23.3
                 Form of Opinion to be filed by amendment

                        Warner Norcross & Judd LLP
                           900 Old Kent Building
                           111 Lyon Street, N.W.
                       Grand Rapids, Michigan 49503

                              April 29, 1997

Old Kent Financial Corporation
One Vandenberg Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503

        Re: Old Kent Capital Trust I

Ladies and Gentlemen:

          We are general counsel to Old Kent Financial Corporation, a Michigan corporation (the "Company"), and in such capacity have represented the Company in connection with the registration under the Securities Act of 1933, as amended (the "Act"), under a Registration Statement on Form S-4 filed on or about this date (the "Registration Statement"), of $100,000,000 aggregate principal amount of the Company's Floating Rate Subordinated Debentures due 2027 (the "Subordinated Debentures"), and the related Guarantee Agreement (the "Guarantee") from the Company to Bankers Trust Company, as Guarantee Trustee for the benefit of holders of $100,000,000 aggregate liquidation amount of the Floating Rate Subordinated Capital Income Securities (the "Capital Securities") of Old Kent Capital Trust I, a Delaware business trust (the "Trust"). We have also represented the Company in connection the qualification under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), of an Indenture with respect to the Subordinated Debentures between the Company and Bankers Trust Company, as Trustee (the "Indenture"), and of the Guarantee. The Capital Securities and associated interests of the holders of such Capital Securities in the Subordinated Debentures and the Guarantee (collectively, the "Securities") are being registered by the Company and qualified under the Trust Indenture Act for purposes of exchanging such Securities for like securities previously issued by the Company and the Trust.

          In connection with the opinions contained herein, we have examined the Articles of Incorporation and Bylaws of the Company, the corporate action taken by the Company relating to the Subordinated Debentures and their issuance under the Indenture and the Guarantee, and such other documents as we have deemed appropriate as a basis for the opinions hereinafter expressed.

          Based upon the foregoing we are of the opinion as follows:


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          (a)  The Subordinated Debentures to be issued by the Company have been duly and validly authorized and, upon proper execution, authentication and delivery thereof in accordance with the Indenture, will be legally issued and will constitute binding obligations of the Company entitled to the benefits of the Indenture.

          (b) The Guarantee to be issued by the Company has been duly and validly authorized and, upon proper execution and delivery thereof, will be legally issued and will constitute the binding obligation of the Company.

          We note that the law firm of Richards, Layton & Finger, as special Delaware counsel to the Company and the Trust, has rendered its opinion that, among other things, the Capital Securities will represent valid and, subject to certain qualifications set forth in that opinion letter, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

          We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Opinions" contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose.



                              Very truly yours,

                              WARNER NORCROSS & JUDD LLP

                              /s/ Gordon R. Lewis
                              Gordon R. Lewis, a Partner